UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified In Its Charter)

BIGLARI CAPITAL CORP.

THE LION FUND II, L.P.

BIGLARI HOLDINGS INC.

FIRST GUARD INSURANCE COMPANY

SOUTHERN PIONEER PROPERTY AND CASUALTY INSURANCE COMPANY

BIGLARI REINSURANCE LTD.

BIGLARI INSURANCE GROUP INC.

SARDAR BIGLARI

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Biglari Capital Corp., together with the other participants named herein (collectively, “Biglari”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit AGAINST votes on the election of certain directors of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”), at the Company’s 2025 annual meeting of shareholders (the “Annual Meeting”).

Item 1: On October 24, 2025, the New York Post published an interview with Sardar Biglari, which was posted on the New York Post’s website and included the following language and quotes from Mr. Biglari:

Steak ‘n Shake CEO dishes on war against Cracker Barrel and taking on woke: ‘Customers want authenticity’

By Chadwick Moore

His company is currently getting plenty of attention for its trolling of competitor Cracker Barrel — and it’s not exactly a lighthearted slinging of mashed potatoes between them.

Biglari has repeatedly slammed the rustic food chain’s $700 million glow-up this summer where it ditched mascot Uncle Herschel for a sterile, text-only logo and modernist restaurant interiors — quickly igniting a public firestorm which tanked the stock and forced a hasty retreat back to its rustic roots.

“Management knew the customer base wouldn’t care for the changes, but it did them anyway. They sought to destroy the soul of the core brand and replace it with something very different in a long-shot gamble to gain a new demographic,” Biglari said of the fiasco.

The redesign gamble coincided with the company pumping resources into several new, trendier ventures including an urban-centric craft cocktail startup called Punch Bowl Social, which ultimately filed for bankruptcy in 2020, and an artisanal muffin shop.

Biglari saw it coming, sounding the alarm a year prior by calling the rebrand “obvious folly.”

“What the Company has been doing with its remodel program is embarking on a strategy to undifferentiate itself — and at a high cost,” he wrote.

The reason Biglari cares so much about a company he sees as his competition is because he has a stake (no shake) in it.

His company, Biglari Holdings, owns 3% of Cracker Barrel — and he’s waged seven proxy battles since 2011 to land a seat on the board, each time unsuccessful. Members have derided him as an “activist investor” and “self-interested.”

He’s got Steak ‘n Shake involved too, selling red, MAGA-style hats that read, “Make Frying Oil Tallow Again,” “Fire Cracker Barrel CEO,” and “Biglari Was Right About Everything,”

He’s also using billboard space to troll Cracker Barrel, with one reading “Fire the CEO” imposed on the failed new logo.

The CEO in question, Julie Felss Masino, isn’t amused.

On Tuesday, at an investing conference in New York, Masino fired back telling attendees she had lunch with her investor at a Cracker Barrel in 2023 and “Mr. Biglari’s playbook…is making many misinformed statements.”

However, Biglari, 48, has a track record of success.

He acquired Steak ‘n Shake in 2008 when it was under severe financial distress—losing $30 million annually.

The following year the burger joint did a one-eighty, generating a daily profit of $100,000. Later it hit financial trouble in the wake of the COVID-19 pandemic. To bounce back, the restaurant produced a leaner, franchise-heavy model.

“When you are turning around a business, you are a sculptor. When Michelangelo sculpted, he said he saw the angel in the marble and carved until he set him free,” Biglari said.

“It is a simple philosophy. And our customers want authenticity, quality products, great service, and reasonable prices. Nothing complicated,” he added.

“Sophistication lies in doing the simple things very well.”

Source: The New York Post. Steak ‘n Shake CEO dishes on war against Cracker Barrel and taking on woke: ‘Customers want authenticity.’ By Chadwick Moore.

Item 2: On October 27, 2025, Biglari posted the following to X (formerly known as twitter):

Additional Information

Biglari has filed a definitive proxy statement and accompanying GOLD proxy card with the SEC to be used to solicit proxies to vote AGAINST certain directors in connection with the Annual Meeting. Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to Biglari. These materials and other materials filed by Biglari with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Biglari with the SEC are also available, without charge, by directing a request to Biglari’s proxy solicitor, Saratoga Proxy Consulting, at its toll-free number (888) 368-0379 or via email at info@saratogaproxy.com.